Exhibit 99.1

INVESTOR and MEDIA CONTACT:

Matthew Skelly

847-484-4573

Investor.Questions@fbhs.com

FORTUNE BRANDS EXPANDS FURTHER INTO OUTDOOR LIVING; RENAMES SEGMENT OUTDOORS & SECURITY AND SIGNS AGREEMENT TO ACQUIRE LARSON

•	Fortune Brands renames Doors & Security segment to Outdoors & Security
•	Company signs agreement to acquire LARSON Manufacturing
•	Transaction creates meaningful value by expanding offerings in premium exterior doors and focusing on growth opportunities in the fast-growing outdoor living market

DEERFIELD, IL. – November 17, 2020 - Fortune Brands Home & Security, Inc. (NYSE: FBHS, the “Company,” “Fortune Brands,” or “FBHS”), an industry-leading home and security products company, today announced it has signed an agreement to acquire LARSON Manufacturing (“LARSON”), the North American market leading brand of storm, screen and security doors, for a price, net of tax benefits, of approximately $660 million. LARSON also sells related outdoor living products including retractable screens and porch windows. Fortune Brands today announced it is also renaming its Doors & Security segment to “Outdoors & Security” to better represent the Company’s brands within the segment and to further align with the Company’s growth strategy for this segment of Fortune Brands’ portfolio.

“The acquisition of LARSON is aligned with our strategic focus on the fast-growing outdoor living space. The LARSON suite of products creates a bridge from the inside to the outside of the home, and further strengthens Fortune Brands’ offerings in Doors and Decking,” said Nicholas Fink, chief executive officer, Fortune Brands. “LARSON is the industry leading brand in a highly attractive category with differentiated positioning and fast-paced, consumer-driven innovation. We can accelerate growth and profitability by deploying our cross-company capabilities to create added value for all of our stakeholders.”

LARSON is the leading brand in the approximately $1 billion U.S. storm door market that is largely driven by repair and remodel activity. Its products create a connection to the outdoors, bringing light and air into the home. LARSON core products are lower-ticket DIY offerings that have a strong presence in the home center retail channel.

“Together, LARSON and Therma-Tru have significant opportunities to drive growth and create value. There is tremendous potential to leverage the innovative products at LARSON with our Therma-Tru and Fiberon offerings to provide a total exterior door system and capitalize on outdoor living trends such as multi-season rooms,” added Fink.

“We are excited to join Fortune Brands. Having worked together this past year on innovations that connect homes to the outdoors, we have come to admire the company and its leading brands. We share a commitment to brand excellence, strong channel relationships and a culture of consumer-driven innovation,” said Jeff Rief, chief executive officer and president, LARSON. “We are looking forward to driving even more growth by seizing new opportunities together in the door, security and outdoor living markets.”

With revenues of approximately $390 million, LARSON has approximately 1,200 associates and is headquartered in Brookings, South Dakota, with manufacturing operations in Brookings, South Dakota, Lake Mills, Iowa, Mocksville, North Carolina and Senatobia, Mississippi, in addition to central distribution centers in Albert Lea, Minnesota and Mocksville, North Carolina. The Company expects that the LARSON management team, associates and locations will remain in place.

The transaction is immediately accretive and expected to add between $0.14 to $0.20 to 2021 earnings per share, net of interest expense and purchase price amortization. The Company expects to receive tax benefits over a 15-year period with a net present value of approximately $80 million, and the net purchase price of $660 million equates to approximately 8.8x estimated trailing 12-month LARSON adjusted EBITDA. The Company expects to leverage operating best practices and scale efficiencies that alone will effectively reduce the net purchase multiple by a couple of turns to below 7x over the next few years. In addition to these FBHS cross-company synergies, the Company expects to drive accelerated growth through the ability to integrate two highly innovative cultures to create new products as well as leverage Therma-Tru’s strong builder and wholesale channel relationships. LARSON will join Fortune Brands’ newly named Outdoors & Security segment upon closing. The closing of the transaction is subject to regulatory approval and is expected to occur within the next 30 days.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, IL, creates products and services that fulfill the dreams of home. The Company's operating segments are Plumbing, Cabinets, and Outdoors & Security. Its trusted brands include Moen, Riobel, Perrin & Rowe, Shaws, Victoria + Albert and Rohl under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon composite decking and Master Lock and SentrySafe security products in the Outdoors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index and a Fortune 500 Company. For more information, please visit www.FBHS.com. To learn more about how Fortune Brands is embracing and accelerating its environmental, social and governance duties, please visit the Company’s ESG section and report at www.FBHS.com/global-citizenship.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements” regarding business strategies, market potential, impact of synergies, tax benefits, future financial performance and other matters. Statements preceded by, followed by or that otherwise include the words “believes,” “will,” “could,” “expects,” “anticipates,” “intends,” “can,” and similar expressions are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements including the factors discussed in Item 1A of the Fortune Brands Home & Security, Inc. Annual Report on Form 10-K for the year ended December 31, 2019, and our 10-Qs for first, second and third quarters ended 2020, all filed with the Securities and Exchange Commission. In addition, this release contains forward-looking statements that involve risks and uncertainties associated with the LARSON acquisition. These include: the satisfaction of closing conditions for the transaction, failure to achieve expected benefits from the transaction, general market conditions and the impact of any failure to complete the transaction. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date hereof.

Source: Fortune Brands Home & Security, Inc.

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